EXHIBIT 5.1


                                             February 10, 1997


Securities & Exchange Commission
Washington, D.C.  20549

         Re:      Renaissance Entertainment Corporation
                  Registration Statement on Form S-3
                  Our File:   329575/64623

Ladies/Gentlemen:

         We are acting as corporate counsel to Renaissance Entertainment Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act") of 64,350 shares of the Company's Common Stock (the "Shares") which may be offered for sale by a certain shareholders (the "Selling Shareholders") who acquired the Shares in connection with the Company's acquisition of Creative Faires, Ltd. in February 1996.

         We are admitted to practice only in the State of Minnesota and have examined and are familiar with such documents and corporate records of the Company as we have deemed necessary and appropriate for the purpose of rendering the following opinion: Based on the foregoing, we are of the opinion that:

         The Shares, are legally issued, fully paid and nonassessable securities of the Company.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and Prospectus.

                                           Very truly yours,

                                           GRAY, PLANT, MOOTY,
                                             MOOTY & BENNETT, P.A.



                                           By  /s/ Scott A. Hendrickson
                                               Scott A. Hendrickson